Exhibit 99.1

For Immediate Release:  Contacts:  Julie S. Ryland

Wednesday, October 25, 2006 205.326.8421

Energen 3rd Quarter Earnings Up Strong on Increased Prices, Production

Oil & Gas Unit Eyes Organic Production Growth in 2008, 2009

BIRMINGHAM, Ala. ― Energen Corporation (NYSE: EGN) announced today that its third quarter earnings rose sharply to 56 cents per diluted share largely due to higher realized per-unit of production revenues and increased oil and natural gas liquids (NGL) production. In addition, the Company increased its production estimates for 2006 and 2007 and said it expects accelerated development of its proved undeveloped (PUD), probable and possible reserves to generate organic production growth in 2008 and 2009 as well.

Summary of Key Developments:

  Energen reaffirmed its 2006 earnings guidance of $3.10 to $3.30 per diluted share on the strength of excellent year-to-date results, including increased production, and a strong hedge position that helps minimize the impact of lower commodity prices applicable to its unhedged production. This earnings range excludes the gain expected to be booked in the 4th quarter of 2006 from the sale of a one-half interest in the Company's lease position in multiple Alabama shales to Chesapeake Energy Corporation.

  Energen's oil and gas acquisition and development subsidiary, Energen Resources Corporation (ERC), increased its production outlook for 2006 by another 1.5 billion cubic feet equivalent (Bcfe) to 95.5 Bcfe.

  ERC estimated that its 2007 capital spending budget should total approximately $250 million.

  ERC raised its current production estimate for 2007 from 89 Bcfe to 95 Bcfe.

  ERC said it expects accelerated development of its PUD, probable and possible reserves to generate organic production growth in 2008 and 2009, with initial production estimates of 97-99 Bcfe in 2008 and more than 100 Bcfe in 2009.

  ERC announced that it is expanding its Carracas Canyon operations in the San Juan Basin with the acquisition of approximately 30 Bcfe of proved and probable reserves from Dominion Resources Inc. for approximately $30 million; the acquisition is expected to close in early December.

  Energen said it has repurchased 1.2 million shares of its stock since May 18, 2006. The Company has not targeted a specific amount of shares to repurchase but plans to continue utilizing its repurchase capacity as a capital allocation option along with property acquisitions, reserve development, and shale exploration.

Management Comments

"Energen Resources' 2006 production year-to-date is up 5 percent over last year and is exceeding our expectations," said Mike Warren, Energen's chairman and chief executive officer. "As we look at the year as a whole, we are raising our 2006 production estimate by another 1.5 Bcfe to 95.5 Bcfe.

"Given the strength of our year-to-date earnings and our substantial hedge position for the remainder of the year, we believe our earnings guidance range of $3.10 to $3.30 per diluted share is achievable - and this is in spite of significant weakness in commodity prices in the last several months," Warren added. "Using near-strip pricing of $6.50 per thousand cubic feet (Mcf), $60 per barrel and 92 cents per gallon for our unhedged natural gas, oil and NGL production for the remainder of the year likely puts us near the lower end of this range but with room for price-improvement upside.

"We are currently completing the 2007 budget process and, because of the downward pressure on commodity prices, are now using lower assumed prices for unhedged volumes in 2007. The new pricing assumptions are $8 per Mcf for natural gas, $60 per barrel for oil and 78 cents per gallon for NGL production.

"Our expected production increase goes a long way - but not the whole way - in offsetting the negative effect of this pricing," Warren noted. "Therefore, in an effort to more accurately reflect current strip prices, we are reducing our 2007 earnings guidance range just slightly to $3.80-$4.20 per diluted share (previous guidance was $3.90-$4.30 per diluted share).

"We are very pleased that even with lower pricing assumptions, we still expect solid, year-over-year, double-digit earnings growth from our on-going operations," Warren said.

"Our preliminary production estimate for 2007 of 95 Bcfe largely reflects our planned acceleration of the development of our PUD reserves (PUDs). ERC now expects to invest approximately $250 million of capital in 2007; we believe the impact of our 2007 drilling will carry over to benefit production in 2008," he added.

James McManus, president of Energen and ERC, said: "As we have proceeded through the 2007 budget process and begun adjusting our mid-range forecast models, we have closely examined accelerating development of our extensive probable and possible reserves as well as our PUDs. Our initial assessment is that we can accelerate development of all three reserve classes, beginning primarily with the PUDs in 2007, so as to achieve organic production growth in 2008 and 2009. Our preliminary production estimate for 2008 production is 97-99 Bcfe, with a 2009 production estimate in excess of 100 Bcfe.

"ERC has signed a purchase and sale agreement to acquire an estimated 30 Bcfe of proved and probable reserves in Carracas Canyon in the San Juan Basin from Dominion Resources Inc. This "tuck" acquisition is expected to close in early December," McManus said. "The San Juan Basin is home to our largest base of proved, probable and possible reserves, and this $30 million acquisition in the over-pressured Fruitland Coal will contribute further to our prospects in this region.

"I would emphasize that none of our production estimates include potential production from our stake in multiple shale plays in Alabama," McManus added. "We are very pleased to be partnering with Chesapeake Energy in the exploration of Alabama shales (see news release dated October 16, 2006). ERC's net lease position now stands at approximately 100,000 acres, and we expect to continue leasing acreage in the coming months as we work with our partner to map out plans for testing and potential development."

THIRD QUARTER RESULTS

For the three months ending September 30, 2006, Energen's net income totaled $41.4 million, or 56 cents per diluted share. For the same period a year ago, net income totaled $19.1 million, or 26 cents per diluted share. Income from discontinued operations totaled $55,000 in the current-year quarter and $13,000 in the prior-year period.

Energen Resources

ERC's net income totaled $49.9 million in the third quarter of 2006 and compared with $28.1 million in the same period last year. In addition to higher per-unit of production revenues and increased oil and liquids production, current quarter results also benefited from the absence of timing issues associated with market-to-market derivatives that impacted net income in last year's third quarter.

Revenues per unit of production for ERC's aggregate natural gas, oil and NGL production increased more than 30 percent to $6.98 per Mcfe.

Average Revenues Per Unit of Production, 3rd Quarter, 2006 vs 2005
Commodity	3Q2006 Revenues	3Q2005 Revenues	% Change
Natural Gas	$6.80/Mcf	$5.31/Mcf	28%
Oil	$51.43/barrel	$35.51/barrel	45%
NGL	$0.72/gallon	$0.59/gallon	22%

Total third quarter 2006 production increased 4 percent to 24.3 Bcfe. ERC's oil production increased largely due to the Company's December 2005 acquisition of Permian Basin oil properties and subsequent development work. NGL production volumes also increased due to increased production in the San Juan Basin. ERC's natural gas production was unchanged.

Production, 3rd Quarter, 2006 vs 2005
Commodity	3Q2006 Production	3Q2005 Production	% Change
Natural Gas	16.0 Bcf	16.0 Bcf	0%
Oil	905.0 MBbl	813.0 MBbl	11%
NGL	20.4 MMgal.	18.1 MMgal.	12%

Per-unit lease operating expense (LOE) in the third quarter of 2006 totaled $1.97 per Mcfe. This 13 percent increase over the same period a year ago largely was due to a general rise in field service costs driven by higher commodity prices, increased repairs and work-over expense, and the December 2005 acquisition of Permian Basin properties, partially offset by lower production taxes.

Per-unit depreciation, depletion and amortization (DD&A) expense in the third quarter of 2006 totaled 98 cents per Mcfe, unchanged from the same period a year ago.

Alabama Gas Corporation

Alagasco's natural gas distribution operations reported a net loss of $7.7 million in the third quarter of 2006 as compared with a net loss of $8.8 million in the same period a year ago. Alagasco's operations and maintenance expense per customer exceeded its inflation-based cap at the end of the 2006 rate year (September 30); however, the resulting revenue reduction was less than a revenue reduction in the same period a year ago. The 3rd quarter 2005 revenue reduction was required by the utility's rate-setting methodology to keep the utility from earning beyond its allowed range of return on average equity at the end of the rate year.

RESULTS OF THE YEAR-TO-DATE PERIOD

For the first nine months of 2006, Energen's net income totaled $178.4 million, or $2.42 per diluted share. This compared with $115.7 million, or $1.57 per diluted share, in the same period a year ago. Income from discontinued operations totaled $47,000 in the current year-to-date period and $117,000 in the prior-year period.

Energen Resources Corporation

ERC's year-to-date 2006 net income totaled $150.1 million as compared with net income of $84.0 million in the same period a year ago. This 79 percent increase in net income largely was due to higher commodity prices, increased production and the absence of timing issues associated with market-to-market derivatives.

Revenues per unit of production in the first nine months of 2006 increased 34 percent over the same period last year to $7.06 per Mcfe; meanwhile, year-to-date production of 71.6 Bcfe in 2006 outpaced production in the same period last year by 3.4 Bcfe, or 5 percent.

Average Revenues Per Unit of Production, Year-to-Date, 2006 vs 2005
Commodity	YTD2006 Revenues	YTD2005 Revenues	% Change
Natural Gas	$7.04/Mcf	$5.39/Mcf	31%
Oil	$49.75/barrel	$33.75/barrel	47%
NGL	$0.67/gallon	$0.54/gallon	24%

Production, Year-to-Date, 2006 vs 2005
Commodity	YTD2006 Production	YTD2005 Production	% Change
Natural Gas	47.1 Bcf	45.9 Bcf	3%
Oil	2,736.0 MBbl	2,480.0 MBbl	10%
NGL	57.1 MMgal	52.5 MMgal	9%

Per-unit LOE in the first nine months of 2006 totaled $1.94 per Mcfe. This 19 percent increase over the same period a year ago largely was due to accelerated maintenance expenses in the San Juan Basin, a general rise in field service costs, increased repairs and work-over expenses, the December 2005 acquisition of Permian Basin properties and a modest increase in production taxes.

DD&A expense in the first nine months of 2006 increased 2 percent per unit to 98 cents per Mcfe and was due largely to the December 2005 acquisition of Permian Basin oil properties.

 Alabama Gas Corporation

Alagasco earned net income of $29.2 million in the year-to-date period of 2006. This compared with net income of $31.3 million in the same period a year ago. This decline largely reflects the impact of decreased usage driven by the high price of natural gas supplies during the winter heating season, partially offset by the utility's ability to earn on a higher level of equity representing investment in utility plant.

In addition, prior year-to-date results included the impact of a revenue reduction designed to keep the utility from earning beyond its allowed range of return on average equity at the end of the 2005 rate year.

RESULTS OF THE TRAILING 12 MONTHS

For the 12 months ended September 30, 2006, Energen's net income totaled $235.8 million, or $3.20 per diluted share. This compared with $147.0 million, or $2.00 per diluted share, in the same period a year ago. Income from discontinued operations totaled $55,000 and $133,000 in the 12 months ending September 30, 2006 and 2005, respectively.

Energen Resources Corporation

Energen Resources' net income in the trailing 12-month period totaled $201.3 million and compared with $111.4 million in the same period last year. The oil and gas company benefited from a 36 percent increase in average per-unit of production revenues and a 4 percent increase in production volumes to 94.4 Bcfe.

Alabama Gas Corporation

The utility's net income for the 2006 rate year totaled $34.9 million as compared with $35.9 million in the 2005 rate year. Alagasco's return on average equity of $282 million for the rate year ended September 30, 2006, was 12.4 percent. The utility under-earned its allowed return of 13.15-13.65 percent largely due to the impact of price-driven conservation during the winter.

2006 EARNINGS OUTLOOK AFFIRMED

Energen management today affirmed its 2006 earnings guidance range of $3.10-$3.30 per diluted share. Adjustments in the underlying assumptions revolve largely around year-to-date actual performance, increased production estimate and lower commodity prices applicable to unhedged production.

  Energen increased its estimated 2006 production by another 1.5 Bcfe to 95.5 Bcfe to reflect increased production year-to-date, development success beyond budgeted expectations, and a slight increase in development capital.

  Commodity prices applicable to unhedged production were adjusted to reflect near-strip pricing of $6.50 per Mcfe for natural gas, $60 per barrel for oil and 92 cents per gallon for NGL production.

  Not included in the range is the expected gain from the recent sale of one-half interest in ERC's Alabama shale acreage position to Chesapeake Energy.

Hedge Position for the Remainder of 2006

ERC's 2006 hedge position by commodity for October-December 2006 is as follows:
Commodity	Hedge Vols.	Est. 2006 Production	% Hedged	NYMEX-equiv. price
Natural Gas	9.3 Bcf	16.0 Bcf	58%	$7.74 per Mcf
Oil	0.7 MMBbl	0.9 MMBbl	75%	$52.87 per barrel
NGL	7.6 MMgal	17.0 MMgal	45%	$0.56 per gallon

Note: Actual October data used, as available, to calculate unit prices.

ERC's 2006 natural gas hedge position by hedge type for October-December is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis	Price/Mcf (NYMEX equiv)
NYMEX Hedges	3.9	-	$8.03
San Juan Basin-specific	5.2	$1.10	$7.47
Permian Basin-specific	0.1	$0.91	$9.44
Houston Ship Channel	0.1	$0.40	$9.37

Note: Actual October data used, as available, to calculate unit prices.

ERC's 2006 oil hedge position by hedge type for October-December is as follows:
Hedge Type	Volumes (MBbl)	Assumed Basis	Price/Barrel (NYMEX equiv)
NYMEX Hedges	222	-	$51.20
Sour Oil (WTS)	469	$5.45	$53.66

Note: Actual October data used, as available, to calculate unit prices.

Average oil and gas revenues per unit of production for ERC's production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, ERC will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them ERC's assumed basis differentials.

While there are many factors that affect ERC's financial results, the largest influences typically are the commodity prices applicable to the Company's unhedged production; however, given ERC's current hedge position for the remainder of 2006 and assuming prices as outlined above for its unhedged production, the sensitivities to pricing changes applicable to Energen's earnings guidance for 2006 are immaterial.

Other Factors

ERC's estimated capital spending in 2006 has been modified slightly to approximately $220 million, including some $30 million for the planned acquisition of Carracas Canyon properties. Capital spending at Alagasco is estimated to be approximately $72 million.

Other key assumptions that support Energen's earnings guidance include:

  The utility earning a 12-12.5 percent return on average equity of $285 million.

  A DD&A rate at ERC of approximately 98 cents per Mcfe and LOE including production taxes of approximately $1.90 per Mcfe.

2007 EARNINGS GUIDANCE

Energen management adjusted the Company's 2007 earnings guidance range downward slightly to $3.80-$4.20 per diluted share on the basis of lower commodity price assumptions for its unhedged production. The impact of ERC's increased production estimates largely offset the stand-alone earnings impact of the lower price assumptions.

Embedded in Energen's 2007 new earnings guidance are assumptions that NYMEX prices applicable to ERC's unhedged natural gas and oil production will average $8 per Mcf and $60 per barrel, respectively. The assumed average price for the Company's unhedged NGL production in 2007 is approximately 78 cents per gallon.

Estimated average shares outstanding were adjusted to reflect those shares repurchased as of September 30, 2006.

Additional changes may occur as the Company finalizes its 2007 budget process and completes its assessment of year-end reserves.

2007 Hedge Position

Energen Resources' 2007 hedge position by commodity is as follows:
Commodity	Hedge Vols.	Est. 2007 Production	% Hedged	NYMEX-equiv. Price
Natural Gas	34.1 Bcf	62.4 Bcf	55%	$9.15 per Mcf
Oil	2.7 MMBbl	3.8 MMBbl	71%	$69.25 per barrel
NGL	41.8 MMgal	69.0 MMgal	61%	$0.93 per gallon

Energen Resources' 2007 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis	Price/Mcf (NYMEX equiv)
NYMEX Hedges	11.4	-	$9.43
San Juan Basin-specific	19.7	$1.00	$8.90
SNG-Louisiana	3.0	-	$9.72

  Energen Resources' 2007 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Differential	Price/Barrel (NYMEX equiv)
NYMEX Hedges	948	-	$65.44
Sour Oil (WTS)	1,768	$4.78	$71.29

Average oil and gas revenues per unit of production for ERC's production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, ERC will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them ERC's assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given ERC's current hedge position for 2007 and using the price assumptions given above for the Company's unhedged production, changes in commodity prices are estimated to have the following impact on Energen's 2007 earnings:

  Every 10-cent change in the average NYMEX price of gas from $8.00 represents an estimated net income impact of approximately $1.3 million (1.8 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $60.00 per barrel represents an estimated net income impact of approximately $545,000 (0.7 cents per diluted share).

  Every 1-cent change in the average price of liquids from $0.78 per gallon represents an estimated net income impact of approximately $120,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

 Other key assumptions that support Energen's 2007 earnings guidance include:

  Average diluted shares outstanding of 73.4 million; and

  Alagasco's earning within its allowed range of return on average equity of approximately $297 million.

BEYOND 2007

Energen said today that, based on a preliminary assessment of 2008 and 2009, it anticipates that its planned acceleration of PUD, probable and possible reserve development beginning in 2007 will generate organic production growth in both 2008 and 2009. The Company estimates that production in 2008 could range from 97-99 Bcfe, with 2009 production exceeding 100 Bcfe. A preliminary estimate of capital spending for development activities in 2008 and 2009 is approximately $185 million each year.

The bulk of drilling activity is expected to occur in ERC's two largest areas of operation, the San Juan and Permian basins. In the San Juan Basin, activity will focus in the over-pressured Fruitland Coal, including the Carracas Canyon area where ERC is expanding its position with a $30 million acquisition from Dominion Resources. In the Permian Basin, activity will focus on ERC's waterflood operations.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com.